Cornerstone
Launch | Grow | Exit

Cornerstone Business Advisors
1904 Eastwood Road, Suite 203
Wilmington, NC 28403
910.681.1420 • LaunchGrowExit.com

Advisory Agreement

On July 14th, 2014 Bill Griffin and Stephen Burnett discussed a potential business relationship regarding Bill helping Koolbridge Solar, Inc. in a two to three-phase engagement.

The following points were discussed and agreed to in principle at a meeting at Starbucks on Monday, July 14, 2014:

1. The short-term engagement will be in two phases:
   - Phase I will be from approximately July 14, 2014 until September 14, 2014
   - Phase II will be from approximately September 15, 2014 until December 15, 2014

2. There is an option for a long-term third phase where Bill would become an officer of Koolbridge Solar and take the role of President and Chief Operating Officer.

3. The objective of the first two short-term phases will be:

   - Do "whatever it takes" to help Koolbridge Solar raise approximately $500,000 per the terms of its Private Placement Memorandum dated June 15, 2014;
   - Do what Dallas Romanowski and Cornerstone Business Advisors deem appropriate so that they, and other angel investment funds, can make a decision on whether or not to invest;
   - Help create a business plan, sales and marketing strategy, investor Power Point Presentation, and Executive Summary;
   - Attend a weekly conference call on Mondays at 4:00, when possible, travel when necessary, make calls with individual team members, be the main presenter of our plan to investors, and other necessary initiatives in order to bring in the stated capital and Bill would be reimbursed for any expenses incurred while on Koolbridge business.

4. The objective of Phase 3 will be to:
   - Be instrumental in helping Stephen and the Koolbridge team to grow the business and maximize its potential for the shareholders;
   - Help raise an additional $2,000,000 in a follow-up offering;
   - Help the company get publicly traded if it is not already;
   - Present and Speak at the annual Koolbridge shareholder meetings;
   - Attend trade shows;
   - Other initiatives that will maximize shareholder value and
   - Help the company to maximize its potential.

5. Bill's compensation for Phase I and Phase II will be as follows:

   - 250,000 shares of Koolbridge Solar stock with a cost basis of .0001 cents

per share if a total of $500,000 is raised via the direct or indirect efforts of Bill; This assumes the value of the stock will be at least $50,000 based on the valuation used to sell the shares. If investors negotiate a lower valuation the minimum stock grant to Bill Griffin will be $50,000 based on ~~$50,000~~ $500,000 being raised. Bill receives the higher of the two options.

MB 9/3/14

- This 250,000 shares of stock will be prorated up or down depending on how much money is raised; The $50,000 minimum provision will also be prorated if the valuation causes 250,000 shares to be less than $50,000.
- The $500,000 number to be raised could be increased to possibly $600,000 and could also be lowered if other monies are brought in through third parties, i.e. Koolbridge management and Directors, without Bill's involvement.
- Cornerstone Business Advisors will be paid a fee equal to 25% of Bill Griffin's stock grant.

6. Bill's compensation for Phase 3 will be as follows:

   - 1,000,000 Koolbridge stock option shares with a strike price of twenty-five cents (.25) per share via an Employee Stock Option Plan that vests over 2-3 years based on certain milestones to be agreed upon.
   - A salary or other cash consideration would also be a part of joining the Koolbridge team in an operational role.

7. Any potential Agreements between Bill and Stephen will need to be ratified and approved by the Koolbridge Solar Board of Directors.

8. The terms of this potential Agreement with Bill are solely with Bill with regards of the stock grant. If Koolbridge needs to involve Cornerstone Business Advisors beyond the scope of this agreement that will be done under different terms (to be negotiated).

9. At some point in the near future, we will need to sign an NDA / Non-Compete type Consulting Agreement that will include Koolbridge Solar owning any of your ideas related to solar as part of the exchange for the 250,000 and potentially 1,000,000 shares. I believe that everyone on our team has signed one. I'm positive that Paul, Curt, Jeff and I have signed one and I think Phil and Larry did also.

If you approve this agreement, please sign below:

8/11/14 Dallas Romanowski Date Cornerstone Business Advisors	8/11/14 Bill Griffin Date Business Advisor
8/11/14 Stephen Burnett, CEO Date Koolbridge Solar, Inc.	

KOOLBRIDGE
S O L A R

AMENDMENT TO ADVISORY AGREEMENT BETWEEN BILL GRIFFIN AND KOOLBRIDGE SOLAR

1. Bill Griffin, Interim President and COO of Koolbridge Solar, and Stephen Burnett, Chairman and CEO of Koolbridge Solar, wish to amend their Advisory Agreement #1 dated August 11, 2014 between Koolbridge Solar, Bill Griffin and Cornerstone Business Advisors.
2. As a partner of Cornerstone Business Advisors, Bill Griffin agrees, and as Chairman and CEO of Koolbridge Solar, Stephen Burnett agrees, that paragraph 5 of Advisory Agreement #1 dated August 11, 2014, will be amended to delete the last sentence "Cornerstone Business Advisors will be paid a fee equal to 25% of Bill Griffin's stock grant" going forward from any subsequent Agreements, including "Advisory Agreement #2" and any and all future Advisory Agreements agreed to by the parties.
3. This is the entire Amendment between the parties.

Signed [signature] Date 8-17-15

Stephen Burnett
Chairman & CEO

Signed [signature] Date 8.17.15

Bill Griffin
Interim President & COO

Term Sheet

Dated February 5, 2016

Between

Koolbridge Solar Inc. (KBS) and William F. Griffin (WFG)

Background: KBS and WFG have previously engaged in various consulting agreements under which KBS has granted shares of common stock, and paid various consulting fees and expenses for work performed. At present, WFG is engaged via a consulting agreement through January 1, 2016, at which time KBS will have granted WFG a total of 500,000 shares of stock.

KBS desires to engage WFG in the full time position of President and Chief Operating Officer of KBS under the following terms and conditions, which shall form the foundation of an employment agreement. Attorneys for both KBS and WFG can review the final document prior to them signing the agreement.

Basic Engagement Terms:

1- WFG will work exclusively for KBS during the period of his employment and devote his full effort to the success of KBS.

2- WFG will work as an at-will employee.

3- KBS and WFG are able to terminate employment at any time with a 30 day written notice to the other party. If terminated for other than cause, WFG will receive two (2) month's salary, at the current pay rate, and all options that would vest on a prorated basis through the end of the month of termination and non-vested options would be forfeited.

4- Once WFG begins employment with KBS under these terms, all prior agreements between WFG and KBS and Cornerstone Business Advisors and KBS will terminate. KBS will owe no fees, stock or other compensation to any third party or consulting firm based on their past relationship with KBS.

5- The stock option program herein will be in addition to all prior stock granted for work conducted.

6- Parties agree to use binding arbitration in the event of a dispute.

Tasks and Responsibilities:

7- A detailed position description for "President and Chief Operating Officer" will be defined and agreed upon by WFG and KBS and will include a detailed list of responsibilities.

8- The KBS Board of Directors will ratify the position description after this Term Sheet is approved.

Compensation:

9- KBS and WFG agree that compensation will be a combination of cash, stock and/or stock options in such a manner as to preserve cash and mitigate tax consequences.

10- This Agreement will begin immediately upon approval of both KBS and WFG and be retroactive to January 1, 2016.

- KBS will grant WFG 2,000,000 stock options in KBS at .25 cents per share, which are not subject to a cashless exercise.
- Options will vest at 25% per year over 4 years (500,000 per year).
- Upon termination for cause, all non-vested options are forfeited.
- If terminated for other than cause, refer to #3 under Basic Engagement Terms in this document.

11- KBS will pay WFG a salary of:

- 2016 -- $2,000 / month or $24,000 per year
- 2017 -- $4,000 / month or $48,000 per year
- 2018 -- $6,000 / month or $72,000 per year
- 2019 – To Be Determined.

Milestones:

12- WFG will submit budgets and milestones for each fiscal year and the board will develop an annual monetary bonus structure for attainment of those milestones within the budgets proposed and accepted by the board.

13- Stock options expire ten (10) years from date of issue.

Liquidity Event:

14- All stock options not vested at the date of an acquisition or merger will vest immediately upon the completion of that transaction.

Signed ____________________ Date 2-12-16

John Stephen Burnett

Chairman and CEO

Signed ____________________ Date 2-12-16

William F. Griffin